================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                   FORM 8-K/A

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): July 23, 2000
                                 ---------------

                                 NET2PHONE, INC.
                                 ---------------
             (Exact name of registrant as specified in its charter)

                                    000-26763
                                    ---------
                            (Commission File Number)

               Delaware                                22-3559037
               --------                                ----------
    (State or other jurisdiction of     (I.R.S. Employer Identification No.)
     incorporation or organization)

                                520 Broad Street
                            Newark, New Jersey 07102
                            ------------------------
             (Address of principal executive offices, with zip code)

                                 (973) 412-2800
                                 --------------
              (Registrant's telephone number, including area code)


                          ----------------------------
                         (Former name or former address,
                          if changed since last report)

================================================================================

     This Amendment No. 3 currently represented on Form 8-K/A amends the current report on Form 8-K filed by Net2Phone, Inc. on July 23, 2000, Amendment No. 1 to the Form 8-K filed on September 22, 2000 and Amendment No. 2 to the Form 8-K filed on October 16, 2000.


Item 2.    Acquisition or Disposition of Assets

     On July 7, 2000, Net2Phone, Inc. a Delaware corporation acquired through the acquisition of Allia B.V., a company organized under the laws of Netherlands, all of the issued and outstanding stock of Aplio S.A. Aplio S.A. a societe anonyme organized under the laws of France is a developer of software for internet telephony products based in Sarcelles, France with marketing subsidiaries in Israel and California.

     Consideration consisted of $2.9 million in cash at closing and 582,749 shares of the Company's common stock which were valued at $35.50 per share, promissory notes aggregating $6.5 million, $1.0 million in acquisition related costs and $4.8 million in cash to be paid within eighteen months of the closing of the transaction. In addition, the Company is required to pay three contingent cash payments of $2,778,230 on July 7, 2001, July 7, 2002 and a third payment of $2,500,000 on July 7, 2003.

     Under certain circumstances, Net2Phone has the obligation to repurchase certain stock of Net2Phone, Inc.'s common stock issued in the acquisition on the terms set forth in the Stock Purchase Agreement (Exhibit 7 (c) (i)).


Item 7.    Financial Statements

     On July 23, 2000, Net2Phone, Inc. ("Net2Phone") filed a Current Report on Form 8-K to report its acquisition of Aplio, S.A. ("Aplio"). On September 22, 2000 and October 16, 2000, Net2Phone, pursuant to Item 7 of Form 8-K, filed certain financial information pertaining to said acquisition of Aplio.

     The financial statements filed with our Current Report on Form 8-K on September 22, 2000 and October 16, 2000 are amended and restated in their entirety with this filing.


Item 7(c). Exhibits.

     The following exhibits are filed herewith:

     Exhibit No.                Description
     -----------                -----------

     23.1.                      Consent of Independent Auditors

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

     Date: July 16, 2001
                                                NET2PHONE, INC.


                                                /s/ Ilan S. Slasky
                                                ------------------
                                                By:  Ilan Slasky
                                                Its: Chief Financial Officer

                          APLIO S.A. AND SUBSIDIARIES

                    Years Ended December 31, 1999 and 1998





Consolidated Financial Statements
with Independent Auditor's Report



To The Board of Directors and Stockholders:


We have been appointed auditors for the purpose of specific filing requirements with the Securities and Exchange Commission of the group's consolidated financial statements for the years ended December 31, 1999 and 1998.

We have audited the accompanying consolidated balance sheets of Aplio S.A. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aplio S.A. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                              The Statutory Auditors




                                              Ernst & Young Audit
                                              Paris, France



                                              /s/ Olivier Breillot

                          APLIO S.A. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                          December 31, 1999 and 1998

                        (In thousands of French Francs)

                                  Assets                                   1999                  1998
                                                                     ----------            ----------
                                                                       FRF '000              FRF '000
Current assets:
   Cash and cash equivalents (note 3)                                     2,130                 3,165
   Trade accounts receivable (note 5)                                     1,764                 6,663

   Inventories
      Finished goods                                                      1,765                 2,034
      Raw materials                                                         664                 1,073
                                                                     ----------            ----------
      Total inventories  (note 4)                                         2,429                 3,107

   Prepaid expenses                                                         112                   661

   Other receivables (note 6)                                             9,185                 6,596

Fixed assets:
   Intangible assets (note 7)                                               376                   419

   Plant and equipment                                                    2,336                 1,901

   Less accumulated depreciation and amortization                          (875)                 (346)
                                                                     ----------            ----------
      Net plant and equipment (note 7)                                    1,461                 1,555

Long term deposits                                                          291                   239
                                                                     ----------            ----------
                                                                         17,748                22,405
                                                                     ==========            ==========

                         APLIO, S.A. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                          December 31, 1999 and 1998

                        (In thousands of French Francs)

   Liabilities and Stockholders' Equity                                                1999                  1998
                                                                                 ----------            ----------
                                                                                   FRF '000              FRF '000
Current liabilities:
   Bank overdraft                                                                       433                     -
   Trade accounts payable                                                             7,743                10,199
   Unearned income                                                                      494                     -
   Other creditors                                                                      898                 2,381
                                                                                 ----------            ----------
                  Total current liabilities                                           9,568                12,580

Long-term debt:

   Stockholders' accounts (note 8)                                                   17,449                    93

   Governmental loan (note 9)                                                         5,000                     -

   Other loan                                                                            61                     -

   Provisions for risks and contingencies (note 10)                                     893                    36

                                                                                 ----------            ----------

                  Total liabilities                                                  32,971                12,709

Stockholders' equity:
   Common stock, FRF 1 par value.
      Issued and outstanding 13,746,966 shares in 1999
      and 1,194,667 shares in 1998.                                                  13,747                 1,195
   Additional paid-in capital                                                        28,195                34,497
   Retained earnings                                                                (57,505)              (26,711)
   Exchange Differences                                                                 340                   715
                                                                                 ----------            ----------
                  Total stockholders' equity                                        (15,223)                9,696
                                                                                 ----------            ----------
                                                                                     17,748                22,405
                                                                                 ==========            ==========

                          APLIO S.A. AND SUBSIDIARIES

                        Consolidated Statement of Income

                           December 31, 1999 and 1998

                         (In thousands of French Francs)



                                                                                        1999                  1998
                                                                                    --------              --------
                                                                                     FRF'000               FRF'000
Net sales                                                                             24,697                28,334
Cost of goods sold                                                                   (17,261)              (21,069)
                                                                                    --------              --------
     Gross profit                                                                      7,436                 7,265
Operating expenses                                                                   (42,065)              (32,805)
Other income                                                                              88                     -
                                                                                    --------              --------
Operating loss                                                                       (34,541)              (25,540)

Other income (expense):
     Financial income                                                                    441                   378
     Financial expense                                                                  (828)               (1,166)
     Exceptional items (note 12)                                                          21                (1,631)
                                                                                    --------              --------
                                                                                        (366)               (2,419)
                                                                                    --------              --------

Loss before income taxes                                                             (34,907)              (27,959)

Income taxes (note 13)                                                                 4,113                 3,429
                                                                                    --------              --------
Net loss                                                                             (30,794)              (24,530)
                                                                                    ========              ========

The above results derive from continuing activities.

                          APLIO S.A. AND SUBSIDIARIES

                Consolidated Statement of Stockholders' Equity

                    Years ended December 31, 1999 and 1998

              (In thousands of French Francs, except share data)


                                                              Additional                      Total
                                              Common          Paid-in         Retained        stockholders'
                                              Stock           Capital         Earnings        equity
                                              FRF'000         FRF'000         FRF'000         FRF'000
                                              -------         -------         -------         -------
                                              -------         -------         -------         -------
Balance at January 1, 1998                        960           8,794          (2,181)          7,573
                                              -------         -------         -------         -------
Net loss                                            -               -         (24,530)        (24,530)
Exchange differences                                -               -             715             715
Shares issued in  connection  with
issuance of common  stock,  234,667
shares,  net of FRF 680 issue costs               235          25,703               -          25,938
                                              -------         -------         -------         -------
Balances at December 31, 1998                   1,195          34,497         (25,996)          9,696
                                              =======         =======         =======         =======
Net loss                                            -               -         (30,794)        (30,794)
Shares issued in  connection  with
issuance of common stock 112,007,299
shares with no issue costs                     12,552          (6,302)*             -           6,250
Exchange differences                                -               -            (375)           (375)
                                              -------         -------         -------         -------
Balances at December 31, 1999                  13,747          28,195         (57,165)        (15,223)
                                              -------         -------         -------         -------

*Inclusive of FRF 11,947 transferred to increase in share capital.

                         Aplio, S.A. and Subsidiaries

                     Consolidated Statement of Cash Flows

                          December 31, 1999 and 1998

                        (In thousands of French Francs)


                                                                                       1999                  1998
                                                                                    -------               -------
                                                                                    FRF'000               FRF'000
Cash flows from operating activities:
   Cash received from customer                                                       30,926                21,671
   Cash paid to suppliers and employees                                             (59,442)              (47,169)
   Exchange differences                                                                (375)                  715
   Interest received                                                                    441                   378
   Interest paid                                                                       (828)               (1,166)
                                                                                   --------              --------
                  Net cash used in operating activities                             (29,278)              (25,571)

Cash flows from investing activities:
   Purchases of investment securities held-to-maturity                                    -                  (230)
   Capital expenditures (incl. change in deposits)                                     (857)               (1,833)
                                                                                   --------              --------
                  Net cash used in investing activities                                (857)               (2,063)
                                                                                   --------              --------

Cash flows from financing activities:
   Proceeds from issuance on short-term debt                                         17,356                    57
   Principal from issuance of long term debt                                          5,061                     -
   Proceeds from issuance of common stock                                             6,250                25,938
                                                                                   --------              --------
                  Net cash provided by financing activities                          28,667                25,995
                                                                                   --------              --------
   Decrease in cash and cash equivalents                                             (1,468)               (1,639)

   Cash and cash equivalents at beginning of year (net of overdraft)                  3,165                 4,804
                                                                                   --------              --------
   Cash and cash equivalents at the end of year (net of overdraft)                    1,697                 3,165
                                                                                   ========              ========

                          APLIO S.A. AND SUBSIDIARIES

                     Consolidated Statement of Cash Flows

                          December 31, 1999 and 1998

                        (In thousands of French Francs)


Reconciliation of Net Income to Net Cash Provided by Operating Activities.

The reconciliation of the net loss to net cash used in operating activities for the years ended December 31, 1999 and 1998 follows.


                                                                                       1999                  1998
                                                                                   --------              --------
                                                                                    FRF'000               FRF'000
Net loss                                                                           (30,794)              (24,530)
Adjustments to reconcile net loss to net cash
used in operating activities:
    Depreciation and amortization of plant and equipment                               935                   680
    Fixed assets written off                                                             7                 1,625
    Decrease / (Increase) in net trade accounts receivable                           4,899                (6,663)
    Decrease / (Increase) in inventories                                               678                (2,738)
    Increase in other receivables                                                   (2,040)               (5,902)
    (Decrease) / increase in trade accounts payable                                 (2,456)                9,232
    (Decrease) / increase in other liabilities                                        (132)                2,010
    Exchange differences                                                              (375)                  715
                                                                                  --------              --------
Net cash used in operating activities                                              (29,278)              (25,571)
                                                                                  ========              ========

The Company paid FRF 828 and FRF 1,166 for interest in 1999 and 1998, respectively.

                          APLIO S.A. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

        (All amounts in thousands of French Francs, except share data)



(1)  Description of Business

        The group designs and develops software for internet telephony products. The manufacturing of these products is subcontracted to external sources and subsequently sold by Aplio through its worldwide distribution network.

(2)  Summary of Significant Accounting Policies and Practices

   a)   Basis of preparation

        The consolidated financial statements of Aplio SA have been prepared in accordance with French generally accepted accounting principles (French
        GAAP) and under the historical cost convention, except for the classification of certain items of the balance sheet and the income statement. Management considers that such principles adopted do not lead to a material difference of stockholders' equity or net loss as compared to consolidated financial statements prepared in accordance with US GAAP.

   b)   Principles of Consolidation

        The consolidated financial statements include the financial statements of Aplio S.A., the holding company, incorporated in France, and its two wholly owned subsidiaries, that are fully consolidated:
        - Aplio Inc., incorporated in the United States of America

        - Aplio Ltd, incorporated in Israel


        All significant intercompany balances and transactions, including sales and expenses have been eliminated upon consolidation. Unrealized profits resulting from intra-group transactions that are included in the carrying amount of inventories are eliminated.

        The financial statements of the individual subsidiaries have been prepared at the same balance sheet date (31 December) as the consolidated financial statements of Aplio Group.

        There has been no change in scope in during the period.


     c) Foreign currency translation

        In translating the financial statement of a foreign entity for incorporation in its consolidated financial statements, the following procedures were used: the assets and liabilities, both monetary and non-monetary, of the foreign entity are translated at the closing rate. Income and expense items of the foreign entity are translated at annual average exchange rates. All resulting exchange differences are offset against equity without affecting the result.

        In the single entities, foreign currency monetary items in the balance sheet are reported using the closing rate. Exchange differences are recognized as financial income or as financial expenses in the period in which they arise.

                          APLIO S.A. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

        (All amounts in thousands of French Francs, except share data)





d)   Inventories

     Inventories are stated at the lower of cost or market value after making due allowance for obsolete and slow moving items. Cost is based upon the weighted average valuation method except for the US subsidiary, which uses the FIFO valuation method. No adjustment was made in the accounts to bring valuation methods consistent throughout the group as such adjustment was deemed to be immaterial.

e)   Fixed assets

     Fixed assets are stated at cost, less accumulated depreciation.

     Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets, using the following rates:

     Machinery and tools           20%
     Leasehold improvement         10%
     Vehicles                      20%
     Furniture                     20%

     Computer equipment is depreciated on the reducing balance method over an estimated useful life of three years. Software are amortized within the year.

     Plant and equipment held under capital leases and leasehold improvements are not capitalized. The adjustment to reflect such items as fixed assets under US GAAP is deemed to have an immaterial effect on the financial statements.

                          APLIO S.A. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

        (All amounts in thousands of French Francs, except share data)


f)   Net sales



     Net sales include the amounts receivable for goods sold and services provided after deducting volume discounts and sales taxes and after eliminating sales within the group. In relation to the sale of goods, revenue is recognized when the significant risks and rewards of ownership have been transferred to the buyer.


g)   Cost of sales



     Cost of sales comprises costs of purchase, cost of conversion and freight.


h)   Research and Development and Advertising


     Research and development and advertising costs are expensed as incurred.

     In 1998, the group changed its accounting policy by expensing development costs as incurred. This change led to the write-off of amounts capitalized as at December 31, 1997. The impact on the 1998 income statement amounts to FRF 1,625, which was recognized as an exceptional item.

i)   Deferred Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets are recognized in the balance sheet to the extent that there is a reasonable expectation of tax profits arising in a foreseeable future. As at December 31, 1999 and 1998, no deferred tax was recognized in the balance sheet as the group was in a net deferred tax asset position. Accounting of deferred tax under US GAAP would have given rise to a fully reserved asset and hence a nil impact on the current year profits and retained earnings.

j)   Retirement indemnities

     Commitments related to retirement indemnities are not reflected in the financial statements as they are deemed to be immaterial due to the limited headcount, high turnover and young age of the employees.

k)   Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                          APLIO S.A. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

        (All amounts in thousands of French Francs, except share data)

(3)  Cash and cash equivalents

     Included within cash and cash equivalents are marketable securities of FRF 1,546 in 1999 and FRF 2 in 1998, which have a maturity date of less than 3 months.


(4)  Inventories

     Net inventories are stated after deduction of a reserve of FRF 1,628 in 1999 and FRF 86 in 1998.


(5)  Trade accounts receivable

     Net trade accounts receivable are stated after deduction of an allowance for doubtful accounts as follows:

                                                                        1999             1998
                                                                  ----------      -----------
                                                                     FRF'000          FRF'000
     Allowance for doubtful accounts at beginning of year                112                -
     Addition charged to bad debt expense                                543              112
                                                                  ----------      -----------
     Allowance for doubtful accounts at end of year                      655              112
                                                                  ==========      ===========

(6)  Other Accounts receivable

     Other trade accounts receivable break down as follows for the years ended December 31, 1999 and 1998:

                                                                        1999             1998
                                                                  ----------      -----------
                                                                     FRF'000          FRF'000
     Income tax credit                                                 8,394            4,276
     VAT receivable                                                      660            2,212
     Others                                                              131              108
                                                                  ----------      -----------
                                                                       9,185            6,596
                                                                  ==========      ===========

     The income tax credit refers to a tax allowance scheme for the promotion of constant efforts in the field of research and development.

                          APLIO S.A. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

        (All amounts in thousands of French Francs, except share data)


(7) Fixed assets

Fixed assets comprise the following:

     Gross value (in FRF'000)             Software            Computers           and Fixtures       and Total
                                                              Equipments          fittings
     Balance as at 31/12/98               870                 403                 1,498               2,771
     Additions                            358                 32                  415                 805
     Disposals                            0                   0                   12                  12
                                          ----------------    ----------------    ----------------    ----------------
     Balance as at 12/31/99               1,228               435                 1,901               3,564
                                          ================    ================    ================    ================

     Depreciation (in FRF'000)
     Balance as at 31/12/98               452                 40                  305                 797
     Charge for the year                  400                 83                  452                 935
     Disposals                            0                   0                   5                   5
                                          ----------------    ----------------    ----------------    ----------------
     Balance as at 12/31/99               852                 123                 752                 1,727
                                          ================    ================    ================    ================

Net book value (in FRF'000)
                                          ----------------    ----------------    ----------------    ----------------
     Balance as at 12/31/98               418                 363                 1,193               1,974
                                          ================    ================    ================    ================
                                          ----------------    ----------------    ----------------    ----------------
     Balance as at 12/31/99               376                 312                 1,149               1,837
                                          ================    ================    ================    ================

(8) Stockholders' account


Stakeholders' accounts bear a 5% interest and are due to be converted into equity by a fixed term falling on March 15 and July 31, 1999.



(9) Governmental loan

Governmental loans consist of an interest free FRF 5 million loan from Anvar (French National Research Agency), redeemable over a 4-year period with an initial repayment of FRF 1 Million on March 31, 2001.

                          APLIO S.A. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

        (All amounts in thousands of French Francs, except share data)

(10) Provisions for risks and contingencies


Provisions for risks and contingencies consist of Management's best estimate, at the date of the preparation of the consolidated statements, of certain potential liabilities principally in relation to a court case related to a dismissal of FRF 229 and to the termination of contract with a supplier, amounting to FRF 653 as at December 31, 1999.


(11) Research and Development and Advertising


Research and development costs recognized as an expense amounted to FRF 11,516 and FRF 1,625 in 1999 and in 1998, respectively. Advertising costs amounted to FRF 4,230 and FRF 8,792 in 1999 and 1998, respectively.


(12) Exceptional items


Exceptional items in 1998 mainly relate to the write-off of Research and Development Expenditure capitalized in 1997 for a total FRF 1,625.


(13) Income tax


Income tax in 1998 and 1999 consist of a tax allowance scheme in relation to constant efforts by the company in the field of Research and Development. The credit is recognized as an asset, which can be either offset against future tax profits or redeemed from the Tax authorities after a 3-year period from the year subsequent to the year of inception.


(14) Commitments


The group has non-cancelable operating leases, for office premises that expire at various dates until 2002. These leases require the group to pay all executory costs such as maintenance and insurance. Rental expenses for these operating leases during 1999 and 1998 consisted of a rental expense of approximately FRF 200 and FRF 170 respectively.

During 1999, the group entered into an agreement with a custom call center, for the provision of customer technical support in the USA. The agreement requires monthly payments of approximately US$7,000 and expires in November 2000. Amounts paid under this agreement for the year ended December 31, 1999 was approximately US$84,000.

The group has also two other service contracts with unrelated parties. These services include the use of a host server, and an inventory fulfillment house. Rent expense paid under these service contracts for the years ended December 31, 1999 and 1998 was approximately US$15,000 and US$2,100 respectively. Future minimum annual lease payments under these agreements are as follows:

                          APLIO S.A. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

        (All amounts in thousands of French Francs, except share data)

Term falling in
                                                  FRF'000
2000                                                  818
2001                                                  281
2002                                                  266
                                                 ---------
                                                      547
                                                 =========

(15) Stock Option Plan and equity warrants

On April 20, 1998, the Company adopted a stock option plan (the "Plan") pursuant to which the Company's Board of Directors may grant stock options to officers and key employees under certain conditions. The Plan authorizes grants of options to purchase up to 96,000 shares of unissued common stock. Stock options are granted with an exercise price determined with reference to the latest operation on equity, i.e. FRF25 per share for the initial grant. All stock options have 5-year terms and become fully exercisable at various dates.

In addition to this, certain executives had been granted on January 20, 1998 options to purchase up to 720 shares at an exercise price of FRF 950 per share. Such options are exercisable from January 1, 2000 with no definite term.

At December 31, 1999, there were 204,500 additional shares available for grant under the Plan out of which 20,250 options were granted on January 14, 1999 with an exercise price of FRF 113.43 per share and 184,250 options were granted on July 8, 1999 with an exercise price of FRF10.32 per share.

Stock option activity during the periods indicated is as follows:

                                               Option Scheme
                                             Number of Shares
                                             ----------------

Balance at January 31, 1998                          -
      Granted                                      96,720
      Exercised                                      -
      Forfeited                                      -
      Expired                                        -
                                               ------------
Balance at December 31, 1998                       96,720
      Granted                                     204,500
      Exercised                                      -
      Forfeited                                      -
      Expired                                        -
                                               ------------

Balance at December 31, 1999                      301,220
                                               ============

Stock options were neither recognized in the income statement, nor in the balance sheet.

                          APLIO S.A. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                          December 31, 1999 and 1998

        (All amounts in thousands of French Francs, except share data)


The company has also granted equity warrants in both 1998 and 1999 to certain shareholders.

(16) Going concern

As the end of 1999, the group is in a negative stockholders' equity position of FRF 15,223. The ability of the group to continue as a going concern is dependent on continued financial support from its parent company to meet its obligations as and when they fall due.
Up to the date of this report the parent company has been able to provide such support.

                                Net2Phone, Inc.
                      Unaudited Pro Forma Financial Data


On July 7, 2000, Net2Phone acquired all of the issued and outstanding common stock of Aplio, S.A. in exchange for cash, common stock and promissory notes. In addition, Net2Phone is required to make payments of $2,778,230, $2,778,230 and $2,499,999 (the "Anniversary Payments") on July 7, 2001, July 7, 2002 and July 6, 2003, respectively to three of the shareholders of Aplio. The Anniversary Payments have not been included in the purchase price of the acquisition, as the payments are contingent upon continuous employment by the three shareholders. In addition the shares of Net2Phone stock issued to the shareholders are puttable at $36.947, therefore the common stock has been classified as redeemable common stock.


The unaudited pro forma financial data of Net2Phone presented below gives effect to the acquisition of Aplio S.A. Certain amounts in the Aplio financial statements have been reclassified to conform to Net2Phone's presentation.

The statements of operations data reflect the translation of all French franc denominated amounts at the average rate for the nine months ended June 30, 2000 of $0.14645 = FF 1.00 and the average rate for the year ended September 30, 1999 of $0.1580 = FF1.00. The balance sheet data reflects the translation of all French franc denominated amounts at the June 30, 2000 rate of $0.1461 = FF1.00.

The acquisition has been accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair value, which are subject to further adjustment based upon appraisals and other analysis. We are unaware of events other than those disclosed in the notes to the unaudited pro forma financial data that would require a material change to the preliminary purchase price allocation. However, a final determination of necessary purchase accounting adjustments will be made upon the completion of a study to be undertaken to determine the fair value of certain assets and liabilities, including intangible assets.

The unaudited pro forma condensed combined statements of operations for the nine months ended April 30, 2000 and the year ended July 31, 1999 give effect to the acquisition if it had been consummated on August 1, 1998. The unaudited pro forma combined balance sheets at April 30, 2000 give the effect to the merger as if it had been consummated on April 30, 2000.

The unaudited pro forma condensed combined financial statements do not purport to present the financial position or results of operations of Net2Phone had the acquisition occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future. The unaudited pro forma condensed combined statements of operations do not reflect any adjustments for synergies that management expects to realize commencing upon consummation of the proposed acquisitions. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

The unaudited pro forma financial statements should be read in conjunction with the financial statements and notes thereto of Net2Phone incorporated by reference and the financial statements and notes thereto of Aplio appearing elsewhere in this Form 8-K.

                  Pro Forma Condensed Combined Balance Sheets
                                  (Unaudited)
                                April 30, 2000

                                                           Net2Phone        Aplio (1)
                                                          (Historical)     (Historical)      Adjustments          Proforma
                                                         -------------------------------------------------------------------------
ASSETS:
Current assets:
   Cash and cash equivalents                             $  65,265,829     $   316,236       $ (3,953,543)     A  $  61,628,522
   Marketable securities - current                          59,097,223            -                  -               59,097,223
   Trade accounts receivable                                 5,403,433.00      108,286               -                5,511,719
   Prepaid contract deposits and other current assets       33,827,904       1,666,716               -               35,494,620
   Investments in Yahoo! Inc.Common stock                  105,040,301            -                  -              105,040,301
                                                         -------------------------------------------------------------------------
      Total current assets                                 268,634,690       2,091,238         (3,953,543)          266,772,385
Property and equipment, net                                 43,208,027         234,693            164,840      A     43,607,560
Intangibles, net                                             4,481,884            -            38,714,914      A     43,196,798
Investments                                                 20,663,546            -                  -               20,663,546
Marketable securities - long term                           52,960,381            -                  -               52,960,381
Other assets                                                 1,097,918            -                  -                1,097,918
                                                         -------------------------------------------------------------------------
      Total assets                                       $ 391,046,446     $ 2,325,931       $ 34,926,211         $ 428,298,588
                                                         =========================================================================


LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
   Accounts payable                                      $   6,133,417     $   977,204       $       -            $   7,110,621
   Accrued expenses                                          4,187,674         435,336            500,000      A      5,123,010
   Deferred revenue                                          2,686,353            -                  -                2,686,353
   Promissory notes - current portion                             -               -             1,961,235      A      1,961,235
   Due to IDT Corporation                                    4,725,820            -                  -                4,725,820
                                                         -------------------------------------------------------------------------
      Total current liabilities                             17,733,264       1,412,540          2,461,235            21,607,039
Long term liabilities                                             -          3,814,562          8,876,215            12,690,777
                                                         -------------------------------------------------------------------------
      Total liabilities                                     17,733,264       5,227,102         11,337,450            34,297,816

Commitments and contingencies

Redeemable common stock issued
In conjunction with
the purchase of Aplio                                             -               -            20,687,590      A     20,687,590
Stockholders' equity (deficit)                             373,313,182      (2,901,171)         2,901,171      A    373,313,182
                                                         -------------------------------------------------------------------------

   Total liabilities and stockholders' equity (deficit)  $ 391,046,446     $ 2,325,931       $ 34,926,211         $ 428,298,588
                                                         =========================================================================

(1) As of June 30, 2000.

                                Net2Phone, Inc.
             Pro Forma Condensed Combined Statement of Operations
                                  (Unaudited)
                   For the Nine Months Ended April 30, 2000

                                                        Net2Phone        APlio
                                                        (Historical)     (Historical) (1)  Adjustments         Proforma
                                                        -----------------------------------------------------------------------
   Revenue:                                              $47,478,530      $1,043,621        $         -          $48,522,151
   Direct cost of revenue                                 26,169,278         291,015                  -           26,460,293
   Selling and marketing                                  26,628,894         264,165                  -           26,893,059
   General and administrative                             23,497,976       3,262,792                  -           26,760,768
   Depreciation and amortization                           3,536,361         (77,414)         8,041,725     B     11,500,672
   Compensation charge from the issuance of
     stock options                                        11,710,318               -                  -           11,710,318
                                                        -----------------------------------------------------------------------
         Total costs and expenses                         91,542,827       3,740,559          8,041,725          103,325,111

   Loss from operations                                  (44,064,297)     (2,696,938)        (8,041,725)         (54,802,960)
   Other income (expense)                                  6,970,539         (39,126)          (320,172)    C      6,611,241
                                                        -----------------------------------------------------------------------
   Net income (loss) before taxes                        (37,093,758)     (2,736,065)        (8,361,897)         (48,191,720)
Income tax expense                                                 -               -                                       -
                                                        -----------------------------------------------------------------------
Net income (loss)                                       $(37,093,758)    $(2,736,065)       $(8,361,897)        $(48,191,720)
                                                        =======================================================================

Basic and diluted net loss per common share              $     (0.73)                                           $      (0.95)
                                                        =============                                           ===============

Weighted average number of common shares used in the
calculation of basic and diluted net loss per common 50,488,539                                                 50,488,539
share
                                                                                                                ===============

(1) For the nine months ended June 30, 2000.

                                Net2Phone, Inc.
             Pro Forma Condensed Combined Statement of Operations
                                  (Unaudited)
                       For the Year Ended July 31, 1999

                                                            Net2Phone          Aplio
                                                            (Historical)       (Historical)  (1)Adjustments           Proforma
                                                          ----------------------------------------------------------------------
    Revenue:                                              $ 33,256,457       $  5,460,478     $          -           $38,716,935
                                                                                                                               -
   Direct cost of revenue                                   17,818,010          2,934,618                -            20,752,628
   Selling and marketing                                     8,828,167          1,216,675                -            10,044,842
   General and administrative                               10,836,072          6,276,739                -            17,112,811
   Depreciation and amortization                             2,316,545           (247,157)      10,722,300        B   12,791,688
   Compensation charge from the issuance of stock           17,919,541                  -                -            17,919,541
options
                                                          ----------------------------------------------------------------------
         Total costs and expenses                            7,718,335         10,180,875       10,722,300            78,621,510
                                                          ----------------------------------------------------------------------

   Loss from operations                                    (24,461,878)        (4,720,397)     (10,722,300)          (39,904,575)
   Other income (expense)                                     (243,314)           (43,940)        (426,895)       C     (714,149)
                                                          ----------------------------------------------------------------------
   Net income (loss) before taxes                          (24,705,192)        (4,764,337)     (11,149,195)          (40,618,724)

Income tax expense                                                   -            633,051                -               633,051
                                                          ----------------------------------------------------------------------
Net income (loss)                                          (24,705,192)        (4,131,286)     (11,149,195)          (39,985,673)

   Redeemable preferred stock dividends                    (29,219,362)                                  -           (29,219,362)
                                                          ----------------------------------------------------------------------
   Net loss available to common stockholders'             $(53,924,554)      $ (4,131,286)    $(11,149,195)        $ (69,205,035)
                                                          ======================================================================

   Net loss per common share- basic and diluted
                                                          $      (1.73)                                            $       (2.22)
                                                          ============                                             =============
   Weighted average number of common shares
     used in calculation of basic and diluted
        net loss per common share                           31,236,415                                                31,236,415
                                                          ============                                             =============


(1) For the twelve months ended September 30, 1999.

                                Net2Phone, Inc.
                Notes to the Unaudited Pro Forma Financial Data

A    PURCHASE PRICE AND ALLOCATION OF PURCHASE PRICE
     Shares of Net2Phone, Inc. issued                               582,749
     Net2Phone, Inc. common stock price (1)                  $        35.50
                                                             --------------
                                                                 20,687,590
     Promissory notes issued                                      6,537,450
     Cash consideration  (2)                                      7,785,610
     Acquisition related costs                                      967,933
                                                             --------------
     Purchase Price                                              35,978,583

     Net liabilities at June 30, 2000                           (2,901,171)

                                                             --------------

     Excess of purchase price over net assets acquired       $   38,879,754
                                                             ==============

     Allocation of excess purchase price over net liabilities acquired:
     Goodwill                                               $   17,679,754
     Technology                                                 13,900,000
     Trademark                                                   2,300,000
     Patent                                                      4,500,000
     Workforce                                                     500,000
                                                            --------------
                                                            $   38,879,754
                                                            --------------

(1) To determine the value associated with the stock portion of the consideration paid to Aplio shareholders, we have used the average of the high, low and closing prices of Net2Phone, Inc.'s common stock for the three days before and after the close and announcement of the transaction, in accordance with Emerging Issues Task Force 95-19 "DETERMINATION OF THE MEASUREMENT DATE FOR THE MARKET PRICE OF ACQUIRER SECURITIES ISSUED IN A PURCHASE BUSINESS COMBINATION". The average of these closing prices was $35.50.

(2) Represents cash paid at the closing of $2,985,610 and $4,800,000 to be paid (i) after the expiration of certain time periods and (ii) to the extent (a) the selling shareholders do not have any indemnification payment obligations and (b) Aplio has met certain minimum net worth tests.


                                              Nine Months
                                              Ended April     Year Ended July
                                              30, 2000        31, 1999
                                              --------------  ---------------
B    AMORTIZATION OF INTANGIBLES

     Goodwill  (over 60 months)               $    2,651,963  $     3,535,951
     Technology  (over 35 months)                  3,574,286        4,765,714
     Trademark  (over 36 months)                     575,000          766,667
     Patent  (over 35 months)                      1,157,143        1,542,857
     Workforce  (over 54 months)                      83,333          111,111
                                              --------------  ---------------
                                              $    8,041,725  $    10,722,300
                                              --------------  ---------------

C    INTEREST EXPENSE
     Interest on promissory notes at 6.53%    $      320,172  $       426,895
                                              ==============  ===============